Exhibit 99.1

OTCBB AREN Completes Merger with China Qinba Pharmaceuticals, Inc.

Xi’an, Shaanxi, China, February 19, 2010 -- Allstar Restaurants (OTC Bulletin Board: AREN) ("Allstar" or the "Company"), today announced that effective on February 12, 2010, the Company’s wholly-owned subsidiary merged with China Qinba Pharmaceuticals, Inc.

China Qinba Pharmaceutical, Inc. has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases.  We currently manufacture 85 pharmaceutical products in the form of capsules, oral solutions, tablets, granules, syrups, medicinal teas, tincture and solutions for injection that are either small volume parenteral solutions that are freeze dried powders or large volume parenteral solutions. China Qinba Pharmaceuticals, Inc.’s manufacturing facilities are based in Hanzhong and the Xi’an Jinghe Industrial Zone, both in Shaanxi Province.

In the Merger Transaction, through our wholly-owned subsidiary Allstar Acquisitions Co., we acquired control of China Qinba Pharmaceuticals, Inc.  a Delaware corporation and the parent company of Xi-an Development Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China, which controls Xi’an Pharmaceuticals Co. Ltd., a company organized under the laws of the People’s Republic of China, by issuing to the all of the China Qinba Pharmaceuticals Shareholders shares our of common stock as consideration for all of the outstanding capital stock of China Qinba Pharmaceuticals. Founded in 1969, Xi’an Pharmaceuticals Co. Ltd. is engaged in the research and development, manufacturing, packaging, marketing and distribution of pharmaceutical products in China.

The Company also announces the filing of a Schedule 14f-1 with the Securities and Exchange Commission whereby Mr. Terry Bowering shall resign as a member of the Board of Directors of the Company, and Tao Lei, Zaizhi Cheng, Xiaogang Zhu and Michael Segal shall be duly appointed to the Board of Directors of Allstar Restaurants upon the expiration of the ten day period following the mailing of the Schedule 14f-1 to the Company’s shareholders of record.

Pursuant to the Merger Agreement, the Company will use its commercially reasonable efforts to effect a name change from AllStar Restaurants to China Pharmaceuticals Inc.

Mr. Guozhu Wang, Chairman and CEO said, "We are very pleased to announce the completion of our merger with Allstar Restaurants. We are very positive about the growth potential of the pharmaceutical industry in China and our company’s growth prospects as we continue to strive to become a market leader.”  Mr. Guiping Zhang, President stated, “We have reached a major goal with having our Company’s shares quoted on the OTC Bulletin Board in the United States which will allow us to broaden our investor base, create a liquid market for our stock, and financially support the accelerated growth of our business as we strive to become a leader in the pharmaceutical industry in China.”

About China Qinba Pharmaceuticals, Inc.
 China Qinba Pharmaceuticals, Inc. has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases.  China Qinba Pharmaceuticals, Inc. currently manufactures 85 pharmaceutical products in the form of capsules, oral solutions, tablets, granules, syrups, medicinal teas, tincture and solutions for injection that are either small volume parenteral solutions that are freeze dried powders or large volume parenteral solutions. China Qinba Pharmaceuticals, Inc.’s manufacturing facilities are based in Hanzhong and the Xi’an Jinghe Industrial Zone, both in Shaanxi Province.   For the nine months ended September 30, 2009, revenue was $18,394,922 and net income as $6,309,887 or $0.16 per share on a pro-forma basis. As at September 30, 2009 shareholders’ equity was $26,011,958 and total assets were $35,020,073.

For more information, please contact:
Allstar Restaurants
Mr. Guozhu Wang, Chief Executive Officer
Mr. Guiping Zhang, President
Mr. Tao Lei, Chief Financial Officer
24th Floor, Building A, Zhengxin Mansion
No. 5 of 1st Gaoxin Rd, Hi-Tech Development Zone
Xi’an City, Shaanxi Province, PRC
Phone: 29 82 09 8912 8038
Email: qiaoyufeiok@yahoo.com.cn

Safe Harbor Statement - This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.